BLACKROCK ADVANTAGE GLOBAL FUND, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK ADVANTAGE GLOBAL FUND, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, with the authority to issue Five Hundred Million (500,000,000) shares of capital stock as follows:

Classes		Number of Authorized Shares
Institutional Common Stock		100,000,000
Investor A Common Stock		100,000,000
Investor B Common Stock		100,000,000
Investor C Common Stock		100,000,000
Class R Common Stock		100,000,000
	Total:	500,000,000

All shares of all classes of the capital stock of the Corporation have a par value of Ten Cents ($0.10) per share and an aggregate par value of Fifty Million Dollars ($50,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby (a) reclassifies One Hundred Million (100,000,000) authorized but unissued shares of Investor B Common Stock of the Corporation as Class K Common Stock and (b) increases the total number of authorized shares of capital stock of the Corporation by One Billion Nine Hundred Million (1,900,000,000) and designates such newly authorized shares as Class K Common Stock.

THIRD: After the reclassification of authorized but unissued shares of capital stock of the Corporation and the increase in the number of authorized shares, the Corporation will have the authority to issue Two Billion Four Hundred Million (2,400,000,000) shares of capital stock as follows:

Classes		Number of Authorized Shares
Institutional Common Stock		100,000,000
Investor A Common Stock		100,000,000
Investor C Common Stock		100,000,000
Class R Common Stock		100,000,000
Class K Common Stock		2,000,000,000
	Total:	2,400,000,000

All shares of capital stock of the Corporation will have a par value of Ten Cents ($0.10) per share and an aggregate par value of Two Hundred Forty Million Dollars ($240,000,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK ADVANTAGE GLOBAL FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 25th day of January 2018.

ATTEST:		BLACKROCK ADVANTAGE GLOBAL FUND, INC.

/s/ Benjamin Archibald	By:	/s/ John M. Perlowski
Benjamin Archibald		John M. Perlowski
Secretary		President and Chief Executive Officer

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